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                                   Exhibit 1

                [LETTERHEAD OF ATLAS CORPORATION APPEARS HERE]

NEWS                                                       FOR IMMEDIATE RELEASE


     PHOENIX FINANCIAL APPROVES PURCHASE OF TUCKER HILL PROJECT FROM ATLAS
                        _______________________________

  Denver, CO, January 16, 1996 -- Atlas Corporation (NYSE:AZ) and Phoenix Financial Holdings Inc. (CDN:PGML.A,PGML.B) jointly announced today the execution of a letter agreement providing for the purchase by Phoenix of all of the issued and outstanding shares of Atlas Perlite, Inc. (API), a wholly owned subsidiary of Atlas Corporation. The only asset of API is the Tucker Hill Project, located in Lake County, Oregon. Tucker Hill is one of the largest domestic deposits of perlite, an industrial mineral used in building products, filter materials and as a soil additive. The letter agreement calls for payment to Atlas of US$1 million in cash, the equivalent of US$1 million in Phoenix Common Stock and the retention by Atlas of a royalty equivalent to 2 percent of the gross proceeds generated from the sale of minerals from Tucker Hill.

  Because the proposed transaction is between related parties, its consummation is subject to regulatory approval, the approval by a special committee of independent Phoenix board members, and approval by a majority of the minority shareholders of Phoenix at an upcoming Annual and Extraordinary Meeting of the Shareholders. An independent technical report on the Tucker Hill assets as well as an independent valuation of the Tucker Hill Project and the Phoenix shares have been initiated to verify the fairness of the proposed transaction.

  The stock portion of the sale price will be paid in Phoenix shares based upon the average Phoenix share price and US-Canadian dollar exchange rates for the 20 trading days proceeding the execution of the letter agreement. With the issuance of the additional Phoenix shares to Atlas, the Company's ownership position in Phoenix will increase from 51 percent to 68 percent.

  John Leahy, President of Phoenix, stated, "The purchase of the Tucker Hill assets by Phoenix will serve as the cornerstone for the company achieving its goal of become an operating industrial minerals company and should allow Phoenix and Atlas to realize increased value. Phoenix intends to use the operating Tucker Hill Project as a base upon which to pursue further industrial minerals acquisitions. The size and quality of the reserve base at the site, coupled with the strong consumer interest already shown towards the project, should allow Phoenix to quickly become a major player in the growing perlite market."

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  Atlas has been pursuing development of the Tucker Hill Project and expects final permits in February 1996. The commencement of commercial production at the quarry and processing facility is currently scheduled for July 1996.

  Pending release from escrow of the proceeds from Atlas' December private placement of US$10 million in Exchangeable Debentures currently anticipated for February 9, 1996, Atlas has borrowed US$2 million on a short-term basis from First Marathon, one of the underwriters of the Exchangeable Debentures, and CDN$500,000 from Phoenix Financial. Terms of the loan arrangement in each case contain a 5 percent fee payment and interest of between 1 and 1.25 percent per month. As a consequence of the early drawn down date stipulated in the proposed loan agreement, Phoenix was not able to provide to its shareholders with 21 days prior notification.

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